Exhibit 10.22

FEDERAL HOME LOAN MORTGAGE CORPORATION
DIRECTOR’S RESTRICTED STOCK UNITS AGREEMENT
(“AGREEMENT”)

This Agreement dated November 4, 2004, by and between the Federal Home Loan Mortgage Corporation (the “Corporation”) and                 (“Director”).

WITNESSETH THAT

WHEREAS, the Corporation has adopted the Federal Home Loan Mortgage Corporation 1995 Directors’ Stock Compensation Plan, as amended and restated effective May 14, 1998, as subsequently amended (the “1995 Plan”); and

WHEREAS, the Corporation has, pursuant to the 1995 Plan, granted Restricted Stock Units to Director.

NOW, THEREFORE, the Corporation and Director agree as follows:

1.  Grant of Restricted Stock Units and Receipt by Director.

(a) Grant.  The Corporation hereby confirms the grant, under and pursuant to the 1995 Plan, to Director on the date hereof (the “Date of Grant”) of                 (          ) Restricted Stock Units (the “RSUs”). The RSUs are subject to all of the terms and conditions set forth in the 1995 Plan and this Agreement. The Corporation shall maintain a bookkeeping account for Director (the “Account”) reflecting the number of RSUs credited to Director as a result of the grant hereunder and any additional RSUs attributable to Dividend Equivalents as described in Section 5 hereof.

(b) Restrictions.  Director, by his or her execution of this Agreement, acknowledges and agrees that, (i) until an RSU has become vested in accordance with Section 2(a), such RSU shall be subject to a risk of forfeiture as provided in the 1995 Plan and Section 2 hereof, and (ii) until the later of the time each RSU becomes vested and is settled (or, in the case of nonforfeitable RSUs, which directly or indirectly result from Dividend Equivalents on forfeitable RSUs, the time of vesting and settlement of the related forfeitable RSU) or the end of any additional period of deferral previously elected by Director prior to the Date of Grant shall be generally nontransferable, as provided in the 1995 Plan and Section 3 hereof.

(c) Coordination with Plan.  All of the terms, conditions and other provisions of the 1995 Plan are hereby incorporated by reference into this Agreement. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the 1995 Plan. If there is any conflict between the provisions of this Agreement and the provisions of the 1995 Plan, the provisions of the 1995 Plan shall govern. Director acknowledges receipt of a copy of the 1995 Plan and hereby agrees to be bound by the 1995 Plan (as presently in effect or hereafter amended) and this Agreement, and by all decisions and determinations of the Compensation and Human Resources Committee of the Board of Directors (including any delegatee) (the “Committee”) thereunder.

2.  Vesting and Forfeiture.

(a) Vesting Date.  Subject to Paragraph 2(b), RSUs granted hereunder shall vest (meaning that the risk of forfeiture of such RSUs shall lapse) at the rate of 20 percent of the number of RSUs granted hereunder (to the nearest whole number of RSUs) at the end of the term of office of Director during which the RSUs were granted and at the end of each of the four succeeding terms of office thereafter. Each RSU credited as a result of Dividend Equivalents under Section 5(b) shall be fully vested and nonforfeitable from and after the date of grant, except that each RSU credited as a result of Dividend Equivalents under Section 5(b)(iii) directly or indirectly on an RSU that is then forfeitable shall vest at the time of vesting of such forfeitable RSU.

(b) Death, Disability, Early Retirement or Retirement.  If Director’s membership on the Board terminates by reason of death, Disability, Early Retirement or Retirement, all RSUs granted hereunder shall vest and become nonforfeitable immediately upon such termination of membership.

(c) Other Terminations.  If Director’s membership on the Board terminates for any reason other than death, Disability, Early Retirement or Retirement, all RSUs, which, at the time of such termination, are not vested, shall be forfeited, subject to Section 10.6 of the 1995 Plan.

3.  Nontransferability.  Until settled pursuant to Section 4 hereof, RSUs shall not be transferable other than by will or by the laws of descent and distribution or to a designated Beneficiary in the event of Director’s death, and no such transfer shall be effective to bind the Corporation unless the Committee shall have been furnished with a copy of such will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

4.  Settlement and Irrevocable Election to Defer Settlement.  RSUs granted hereunder, together with RSUs credited as a result of Dividend Equivalents, shall be settled by delivery of one share of the Corporation’s Common Stock for each RSU being settled. Settlement of an RSU granted hereunder shall occur upon the lapse of the risk of forfeiture of such RSU under Section 2.

5.  Dividend Equivalents and Adjustments.

(a) In General. Dividend Equivalents shall be paid or credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) in accordance with Sections 2.13 and 8.5 of the 1995 Plan, and this Section 5.

(b) Crediting.  Dividend Equivalents shall be paid or credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) as follows:

(i)	Cash Dividends. If the Corporation declares and pays a dividend or distribution on Common Stock in the form of cash, then a number of additional RSUs shall be credited to Director’s Account as of the payment date for such dividend or distribution equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share of Common Stock at such payment date.

(ii)	Non-Common Stock Dividends. If the Corporation declares and pays a dividend or distribution on Common Stock in the form of property other than shares of Common Stock, then a number of additional RSUs shall be credited to Director’s Account as of the payment date for such dividend or distribution equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share of Common Stock at such payment date.

(iii)	Common Stock Dividends and Splits. If the Corporation declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then a number of additional RSUs shall be credited to Director’s Account as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(c) Adjustments to RSUs.  The number of RSUs credited to Director’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Directors’ rights with respect to RSUs, to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 4.3 of the 1995 Plan, taking into account any RSUs credited to Director in connection with such event under Section 5(b) hereof.

6.  Other Terms Relating to RSUs.

(a) Fractional RSUs and Shares.  The number of RSUs credited to a Director’s Account shall include fractional RSUs calculated to at least three decimal places, unless otherwise determined by the Administrator (which shall be the Corporate Strategy and Administration Division, unless otherwise specified by the Committee). Upon settlement of RSUs, fractional shares resulting from dividend equivalents will be rounded up to the nearest whole share unless otherwise determined by the Administrator.

(b) Statements.  An individual statement of each Director’s Account will be issued to each Director not less frequently than annually. Such statements shall reflect the amount of RSUs credited to Director’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Administrator. Such statement may include information regarding other plans and compensatory arrangements for Directors. A Director’s Statements shall be deemed a part of this Agreement, and shall evidence the Corporation’s obligations under the 1995 Plan, including the number of RSUs credited as a result of Dividend Equivalents (if any). Any Statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such Statement as part of this Agreement.

7.  Miscellaneous.

(a)  Execution.  This Agreement shall be legally binding when executed by the Corporation.

(b)  Entire Agreement.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the RSUs, and supersedes any prior agreements or documents with respect to the RSUs. No amendment, alteration, suspension, discontinuation or termination of this Agreement which may impose any additional obligation upon the Corporation or impair the rights of Director with respect to the RSUs shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Corporation and by Director.

(c)  Beneficiary Designations.  All Beneficiary designations shall be on such forms as are specified by and filed with the Administrator. Any Beneficiary designation made by Director in accordance with this provision may be changed from time to time, without the consent of any previously designated Beneficiary (but subject to any spousal consent as may be required), by filing with the Administrator a notice of such change on the form provided by the Administrator and such change of

Beneficiary designation shall become effective upon receipt by the Administrator. In the event Director’s Beneficiary would otherwise become entitled to a distribution hereunder, and all Beneficiaries designated by Director are not then living, or if no valid Beneficiary designation is in effect, Director’s estate or duly authorized personal representative shall be deemed to have been designated by Director.

(d)  No Claim to Specific Assets. Any provision for distribution in settlement of Director’s Account hereunder shall be by means of bookkeeping entries on the books of the Corporation and shall not create in Director or any Beneficiary any right to, or claim against any, specific assets of the Corporation, nor result in the creation of any trust or escrow account for Director or any Beneficiary. Director or any Beneficiary entitled to any distribution hereunder shall be a general creditor of the Corporation.

(e)  Notices.  Any notice hereunder to the Corporation shall be in writing and addressed to it at its office, 8200 Jones Branch Drive, MS 204, McLean, VA 22102, Attn: Corporate Governance Unit (Legal Division), and any notice to Director shall be in writing and addressed to him or her at                              , subject to the right of either party to designate in writing another address at any time hereafter.

IN WITNESS WHEREOF, the Corporation and Director have caused this Agreement to be executed as of the day and year first above written.

FEDERAL HOME LOAN
MORTGAGE CORPORATION

/s/  Michael W. Hager

By:	Michael W. Hager
Senior Vice President
Human Resources
Date: November 4, 2004